Exhibit (d)(12)

STERLING KARPOS HOLDINGS, LLC
RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT (this “Agreement”), effective as of September 10, 2024 (“Grant Date”), is between Sterling Karpos Holdings, LLC, a Delaware limited liability company (the “Company”), and Eric Israel (“Participant”). Capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 10, 2024, (as may be amended from time to time, the “LLCA”).

RECITALS

A. Participant holds certain equity or equity-based awards of Keypath Education International, Inc. (“Keypath”), including options (the “Keypath Options”) to purchase shares of the common stock of Keypath and restricted stock units in respect of Keypath common stock (the “Keypath RSUs” and, together with the Keypath Options, the “Keypath Equity Awards”) in each case, granted pursuant to Keypath’s 2021 Equity Incentive Plan (the “Keypath Plan” and together with the award agreements governing the Keypath Equity Awards, the “Keypath Equity Documents”).

B. In accordance with the terms and conditions of the Sterling Karpos Holdings, LLC 2024 Equity Incentive Plan (as amended from time to time pursuant to its terms, the “Plan”), a copy of which has been provided to Participant, the Company desires to award Participant 516.81344 Class B Units, subject to adjustment as set forth in the Plan, on the terms and conditions set forth in this Agreement (the “Restricted Units”), subject to Participant entering into this Agreement.

C. Participant and the Company desire to irrevocably cancel and terminate the Keypath Equity Awards and to terminate the award agreements governing the Keypath Equity Awards as a condition to, and in exchange for, the issuance of the Restricted Units pursuant to this Agreement which shall be in full settlement of such Keypath Equity Awards (the “Award Cancellation”).

D. Participant desires to accept the Restricted Units, subject to the terms and conditions set forth herein, including, without limitation, certain restrictions on the Restricted Units.

E. Participant and the Company desire to enter into this Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article 1

GRANT OF RESTRICTED UNITS

Section 1.1 Subject to Section 1.2, upon execution of this Agreement, the Company will issue the Restricted Units to Participant and admit Participant as a Member of the Company. As a condition to such issuance, Participant shall sign and return the counterpart signature page to the LLCA attached as Exhibit A. For the avoidance of doubt, Participant and the Company hereby agree that due to Participant’s employment by the Company or its subsidiaries, Participant shall be determined to be an Incentive Member (as defined in the LLCA) for purposes of the LLCA and subject to all of the terms and conditions of being an Incentive Member in the LLCA, as modified by this Agreement.

Section 1.2 In exchange for, and as a condition to, the issuance of the Restricted Units pursuant to this Agreement, the Keypath Equity Awards are hereby irrevocably cancelled and cease to exist. All of the Participant’s rights and claims in respect of the Keypath Equity Awards and the Keypath Equity Documents, and any other agreements or instruments evidencing the Keypath Equity Awards will terminate and be null and void, and of no further force or effect.

Section 1.3 Within thirty (30) days after the Grant Date, Participant shall make an effective election (the “Election”), with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit B and Exhibit C attached hereto. Participant shall promptly provide the Company with a copy of the Election.

Section 1.4 The Participation Threshold for the Restricted Units as of the Grant Date shall be equal to $89,925,539.07, which is an amount equal to the fair market value of the Company as of the Grant Date. For the avoidance of any doubt, Participant shall not be entitled to participate in distributions from the Company unless and until the cumulative amount distributed to the holders of Class A Units is at least equal to $89,925,539.07. In the event that, on or after the Grant Date, additional capital is contributed to the Company, the Participation Threshold shall be adjusted, as determined by the Board in its sole discretion, to reflect the terms upon which such additional capital was raised by the Company.

Article 2

VESTING OF RESTRICTED UNITS

Section 2.1 Except as otherwise provided in Section 2.2, and subject to Section 3, the Restricted Units shall vest as set forth below, provided that Participant remains employed by or provides services to the Company or its Subsidiaries as of each vesting date below: (i) 25% of the Restricted Units shall vest on the one year anniversary of the consummation of the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger by and among Karpos Intermediate, LLC, Karpos Merger Sub, Inc. and the Company dated as of May 23, 2024 (the date such transactions are consummated, the “Closing Date”), and (ii) the remaining 75% shall become vested ratably on a monthly basis thereafter such that 100% of the Restricted Units shall become vested on the fourth anniversary of the Grant Date.

Section 2.2 Notwithstanding Section 2.1, upon the occurrence of a Change in Control (as defined in the Plan), one hundred percent (100%) of the Restricted Units which have not yet become vested shall become vested as of the time immediately prior to such event if, as of the date of such event, Participant has been continuously employed by or providing services to the Company or its Subsidiaries from the date of this Agreement through and including the date that is seventy-five days prior to the date of such Change in Control.

Section 2.3 Restricted Units that have become vested pursuant to the terms hereof are referred to herein as “Vested Units.” All Restricted Units that have not vested pursuant to the terms hereof are referred to herein as “Unvested Units.”

Article 3

FORFEITURE AND REPURCHASE

Section 3.1 Forfeiture and/or Repurchase of Covered Units. All Restricted Units and all Investor Units held by Participant or any Affiliate of Participant (including, without limitation any transferee of such Units approved in accordance with the terms of the LLCA) (such Restricted Units and Investor Units, the “Covered Units”) shall be subject to forfeiture and/or repurchase by the Company upon the following terms and conditions:

(a) Unvested Units. In the event that Participant ceases to be employed by the Employer for any reason, then, provided a Change in Control does not occur during the seventy-five-day period following the date of the termination of the Participant’s employment, Participant shall immediately forfeit, without any further action by the Company, Participant or any other Person, any Unvested Units for no consideration.

(b) Vested Units and Investor Units.

(i) In the event of termination of Participant’s employment by the Employer without Cause at any time following the Grant Date, by Participant for any reason, or due to Participant’s death or disability, the Company shall have the right, but not the obligation, pursuant to the procedures described in Section 3.2 below, to purchase all of Participant’s Covered Units that are Vested Restricted Units at such Units’ Fair Market Value as of the date of such termination of employment.

(ii) In the event of termination of Participant’s employment by the Employer for Cause at any time following the Grant Date, then (1) Participant shall forfeit automatically all Vested Restricted Units effective as of the date of such termination of employment, and (2) the Company shall have the right, but not the obligation, in accordance with Section 3.2 below, to repurchase all of the Investor Units at Fair Market Value as of the date of such termination of employment.

(c) Participant’s Breach of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, in the event the Board determines in good faith based upon evidence presented to the Board that that Participant has breached any provision of the restrictive covenants (collectively, the “Restrictive Covenants”) set forth in Article 7 and/or the restrictive covenants in any written employment or services agreement between Employer and Participant (a “Covenant Breach”), whether during or after his employment, then:

(i) Participant shall forfeit, without any further action by the Company, Participant or any other Person, any Vested Units for no consideration; and

(ii) the Company shall have the right, but not the obligation, in accordance with Section 3.2 below, to repurchase all (but not less than all) of the Covered Units that are Investor Units at a purchase price equal to such Units’ Fair Market Value as of the date the Company discovers such breach by Participant.

(d) Participant Competes with the Company after Expiration of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, after the expiration of the covenant in Section 7.6, the Company shall have the right, but not the obligation, in accordance with Section 3.2 below, to repurchase any Covered Units at their Fair Market Value if Participant directly or indirectly, alone or in combination with any other individual or entity (i) owns (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any Person that engages in the Business; or (ii) otherwise renders services to (as an employee, consultant, independent contractor or otherwise) a Person engaged in the Business that are similar to the services Participant rendered to the Company or Employer. The Fair Market Value of the repurchased Units shall be determined as of the date the Company discovers such conduct by Participant.

(e) Each of the foregoing rights and options of the Company to repurchase any Covered Units that are Vested Units or Investor Units (as set forth in this Section 3.1) shall be referred to herein as a “Repurchase Option” and any such Covered Units so repurchased, shall be referred to herein as “Repurchased Units”.

Section 3.2 Company Repurchase Option.

(a) Repurchase Notice. The Company may elect to purchase all of the Covered Units subject to repurchase pursuant to Section 3.1 above by sending written notice (a “Repurchase Notice”) to Participant (or the holder of such Units) within one hundred eighty (180) days of (i) if Section 3.1(b) applies, the date of the termination of Participant’s employment or (ii) if Section 3.1(c) applies, the discovery by the Company of Participant’s breach of any Restrictive Covenants. Such a Repurchase Notice shall specify the closing date for the repurchase by the Company of the Covered Units being repurchased by the Company, which date shall be not less than thirty (30) days nor more than ninety (90) days after the determination of Fair Market Value of such Covered Units.

(b) Payment. The purchase price for the Repurchased Units shall be paid by the Company to Participant (or other holder of such Units) as provided below at the Board’s election, (x) in cash at closing, (y) by delivery of an unsecured promissory note subordinated and junior in right of payment to all other indebtedness of the Company, with customary terms and conditions, including interest at a rate equal to (A) 200 basis points above the highest average annual rate payable to any senior lender to the Company or any of its Subsidiaries, compounding on the same terms of such senior indebtedness, or (B) if there is no such senior indebtedness, an eight percent (8%) annual rate, compounding monthly, and, in either case, payable in four equal annual installments of principal together with accrued interest thereon, with the first installment due on the first anniversary of the closing and the subsequent annual installments due on the successive anniversary dates of the closing (the “Subordinated Note”), or (z) in any combination thereof. All or part of the Subordinated Note may be prepaid at any time without penalty or premium. As a condition to the issuance of the Subordinated Note the payee thereunder shall agree to promptly execute, verify, deliver and file any (A) subordination, intercreditor or similar agreement reasonably requested by any holder of other indebtedness of the Company and (B) any other agreement, document or instrument thereafter reasonably requested by any holder of other indebtedness of the Company from time to time in connection with such subordination. In the event that Participant breaches any of the Restrictive Covenants (as determined by the Board in good faith based upon evidence presented to the Board) while any payments under the Subordinated Note remain outstanding, Participant (and/or any other holder of the Subordinated Note) shall forfeit the right to receive any such remaining payments.

(c) Closing Deliveries. Upon repurchase of any Units, each holder of Repurchased Units shall deliver to the Company, (i) if such Units are certificated, certificates representing such Repurchased Units, duly endorsed in blank, free and clear of all claims, liens or encumbrances from any third party, and (ii) such other agreements, instruments and other documents reasonably requested by the Company. The Company shall be entitled to receive customary representations and warranties from Participant regarding the Repurchased Units (including representations and warranties regarding good title to all such Units to and the absence of liens thereon).

Article 4

RESTRICTIONS ON TRANSFER

Section 4.1 Restrictions on Transfer of Restricted Units. Participant shall not Transfer any Restricted Units, or any interest therein, except in accordance with (i) the provisions hereof (including, without limitation Section 3.2 hereof), or (ii) the provisions of the LLCA restricting Transfers, which provisions are incorporated herein by reference.

Article 5

GENERAL PROVISIONS

Section 5.1 Profits Interest. It is the intention and understanding of the Company and Participant that the Restricted Units shall constitute “profits interests” in the Company within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191.

Section 5.2 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Restricted Units in violation of any provision of this Agreement or the LLCA shall be void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Restricted Units as the owner of such equity for any purpose.

Section 5.3 Adjustments of Numbers. All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect the effects of any unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity.

Section 5.4 Power of Attorney. Participant hereby grants any Person or Persons designated by the Board of the Company a power of attorney irrevocably granting such Person or Persons acting at the direction of the Board, to execute all documents as may be necessary to (i) effectuate the purposes of this Agreement; and (ii) execute any other agreements, instruments and other documents as necessary to document any actions taken by the Company pursuant to this Agreement or the LLCA, which power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the bankruptcy, dissolution, death, incapacity, liquidation or any other event affecting Participant; and (iii) such other agreements, instruments and other documents reasonably requested by the Company.

Article 6

REPRESENTATIONS AND WARRANTIES

Participant represents and acknowledges that:

Section 6.1 This Agreement and the LLCA constitute the legal, valid and binding obligation of Participant, enforceable in accordance with their respective terms, and the execution, delivery and performance of this Agreement and the LLCA by Participant, the performance of his obligations under this Agreement and the LLCA and the performance and consummation by him of the transactions contemplated hereby and thereby, will not result in the breach of any of the terms or conditions of, or constitute a default under any agreement or arrangement Participant has entered into with his current employer or any other party (including, but not limited to, any non-competition or other restrictive covenants or business, investment opportunity or similar agreement) or any judgment, order or decree to which Participant is subject.

Section 6.2 During the Employment Term, Participant will not be employed by any person engaged in the Business other than the Company, and is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any person that would violate this Agreement. Except as may otherwise be acknowledged or permitted under this Agreement, Participant owes no fiduciary or other similar duties to any of his former employers or partners that may be breached by entering into this Agreement and the transactions contemplated hereby.

Section 6.3 The Restricted Units to be acquired by Participant pursuant to this Agreement will be acquired for Participant’s individual account and not with a view to, or an intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and such Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

Section 6.4 Any Transfer of Restricted Units by Participant is subject to the restrictions imposed by this Agreement and the LLCA and it may not be possible for Participant to liquidate his investment in the Company. The Restricted Units may also be subject to resale restrictions imposed by the securities laws of various states and may not be sold without compliance with such laws.

Section 6.5 Participant is sophisticated in financial matters and is able to evaluate the risks and benefits of investing in the Restricted Units.

Section 6.6 Participant has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Restricted Units and has had full access to such other information concerning the Company as he has requested.

Section 6.7 Participant is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the U.S. Securities Exchange Commission.

Section 6.8 Participant has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Participant has had the opportunity to obtain advice from persons other than the Company and its counsel regarding the tax effects of the transactions contemplated hereby.

Section 6.9 Participant acknowledges that, if his employment with the Company or its Subsidiaries is terminated (i) for Cause or pursuant to a breach of the restrictive covenants contained herein, all Restricted Units (including Vested Units and Unvested Units) shall be forfeited, or (ii) in connection with any other termination or resignation of Participant’s employment from the Company or its Subsidiaries, the Company will have the right, but not the obligation, to purchase Participant’s Units on the terms and conditions set forth herein.

Section 6.10 As an inducement to the Company to issue the Restricted Units to Participant, and as a condition thereto, Participant acknowledges and agrees that the issuance of the Restricted Units to Participant shall not (i) entitle Participant to remain in the employment of the Company or any of its Subsidiaries, or (ii) affect the right of the Company to terminate Participant’s employment at any time for any reason.

Section 6.11 Participant understands that he is responsible for the tax consequences relating to the receipt of the Restricted Units.

Section 6.12 Participant shall indemnify and hold the Company or any of its Subsidiaries harmless for any costs, damages or harm resulting from any breach of the representations and warranties set forth in this Article 6, including without limitation reasonable attorney’s fees and costs of suit.

Article 7

RESTRICTIVE COVENANTS

Section 7.1 Defined Terms. For purposes of this Article 7:

(a) “Business” means (i) the provision of online program management (OPM), course design and development, career preparation, and partner network programs and related products and services and (ii) any other business that the Company engages in, or has taken material steps towards engaging in, during the Employment Term.

(b) “Confidential Information” shall mean any confidential, proprietary, and non-public information, in whatever form or medium, concerning the operations or affairs of the Business (as conducted by and relating to the Company), including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, acquisition pipelines, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Participant is bound), (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Participant, and (3) general industry and other knowledge previously known by Participant.

(c) “Company” shall be deemed to include the Company and all of its Subsidiaries.

(d) “Employment Term” shall mean the period during which Participant is employed by or provides services to the Company.

(e) “Non-Solicit Restricted Period” shall mean the period commencing on date Participant became employed by the Company and terminating twenty-four (24) months following Participant’s termination of employment or engagement with the Company.

(f) “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Participant, alone or jointly with others, prior to Participant’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Participant has set forth on Exhibit D attached hereto a complete list of all Prior Inventions which Participant considers to be Participant’s property or the property of third parties and which Participant wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit D would cause Participant to violate any prior confidentiality agreement, Participant understands that Participant is not to list such Prior Invention in Exhibit D but is to inform the Company that all Prior Inventions have not been listed for that reason.

Section 7.2 Participant’s Acknowledgment. Participant agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Participant must not during his employment or engagement with the Company, use any Confidential Information, special knowledge of the Business, or the Company’s relationships with its customers and employees, all of which Participant will gain access to through his employment with the Company, other than in furtherance of Participant’s legitimate job duties. Participant further acknowledges that:

(a) the Company is currently engaged in the Business;

(b) the Business is highly competitive and the services to be performed by Participant for the Company are unique and national in nature;

(c) Participant will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information;

(d) the agreements and covenants contained in this Article 7 are essential to protect the Company’s legitimate business interests, including the Confidential Information and the goodwill of the Business, and are being entered into in consideration for the various rights being granted to Participant under this Agreement;

(e) the Company would be irreparably damaged if Participant were to disclose the Confidential Information or provide services to any Person in violation of the provisions of this Agreement;

(f) the scope and duration of the covenants set forth in this Article 7 are reasonably designed to protect a protectible interest of the Company and are not excessive in light of the circumstances;

(g) Participant has the means to support himself and his dependents other than by engaging in activities prohibited by this Article 7; and

(h) The restrictive covenants set forth in this Article 7 are supplemental to, and not in lieu of, the restrictive covenants contained in any other agreements between Participant and the Company.

Section 7.3 Confidential Information.

(a) Participant acknowledges that he will be entrusted with Confidential Information.

(b) At all times both during Participant’s employment, for a period of five years following the termination of Participant’s employment for any reason or, to the extent the information qualifies as a trade secret under applicable law, at all times following the termination of Participant’s employment or engagement for any reason, Participant: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Participant’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Participant concerning any actual or threatened unauthorized use or disclosure of which Participant becomes aware.

(c) Participant hereby assigns to the Company any rights Participant may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d) Participant may disclose Confidential Information if and to the extent required or requested pursuant to any subpoena or legal obligation, provided that Participant will provide prompt written notice of that fact to the Company unless prohibited by applicable law, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Participant agrees to not disclose any Confidential Information while any such objection is pending.

(e) Participant understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Participant’s association with the Company and at all times after the termination of such association for any reason during which the Company and its affiliates continue to be so required to maintain such confidences, Participant will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Participant’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f) Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Participant has an obligation of confidentiality, and Participant will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Participant has an obligation of confidentiality.

(g) Participant is hereby notified that, pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(h) Nothing in this Agreement shall prohibit or restrict Participant or Participant’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Participant does not need prior authorization of the Company to make any such disclosures.

Section 7.4 Ownership of Inventions.

(a) Participant hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right, mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Participant, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Article 7 with respect to Confidential Information, and Participant hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Participant hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. Participant shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Participant (jointly or with others) during the term of Participant’s association or employment with the Company. Such records shall remain the property of the Company at all times. Participant shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b) Unless the parties otherwise agree in writing, Participant is under no obligation to incorporate any Prior Inventions in any of the Company’s products or processes or other Company Invention. If, in the course of Participant’s performance Participant chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Participant or in which Participant otherwise has an interest, Participant grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c) During or subsequent to the Employment Term, Participant shall execute all reasonable papers, and otherwise provide reasonable assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Participant will execute, verify and deliver such documents and perform such other reasonable acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Participant will execute, verify and deliver assignments of such rights to the Company or its designee. Participant’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Participant’s association with the Company.

(d) If, after reasonable effort, the Company cannot secure Participant’s signature on any document reasonably necessary in connection with the actions specified in the preceding paragraph, Participant irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney-in-fact, to act for and in Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Participant. The power of attorney set forth in this Section 7.4(d) is coupled with an interest, is irrevocable, and shall survive Participant’s death, incompetence or incapacity and the termination of the Employment Term. Participant waives and quitclaims to the Company all claims of any nature whatsoever which Participant now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e) Participant acknowledges that all original works of authorship which are made by Participant (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

(f) Upon termination of Participant’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Participant shall promptly deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its affiliates.

(g) The assignment of inventions described in this Section 7.4 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Participant’s own time, unless (i) the invention relates (A) to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Participant for the Company.

Section 7.5 Non-Solicitation.

(a) Non-Solicitation of Employees. During the Non-Solicit Restricted Period, Participant shall not, directly or indirectly, on Participant’s own behalf or for any other Person:

(i) solicit for employment, or attempt to solicit for employment or engagement, any employee, independent contractor, consultant, or other individual service provider who, to Participant’s knowledge, after due inquiry, is or was employed or engaged by the Company at any time within six (6) months prior to the solicitation (the “Restricted Personnel”); or

(ii) hire or attempt to hire any Restricted Personnel who is or was employed as a senior executive of the Company or seek to influence any such senior executive to leave the Company’s employment, engagement, or service; or

(iii) otherwise adversely interfere with the relationship between the Company and any Restricted Personnel who is a senior executive of the Company.

The unsolicited response of Restricted Personnel to a public job posting, and hire following such response, by an entity to which the Participant provides services will not constitute a violation of this Section 7.5.

(b) Non-Interference With Customers. During the Non-Solicit Restricted Period, Participant shall not, directly or indirectly, on Participant’s own behalf or for any other Person, solicit any material customer that did business with the Company in the last two (2) years of Participant’s employment by the Company and with whom Participant had material contact or about whom Participant learned Confidential Information (in each case, during Participant’s employment or engagement with the Company) to become a customer of any Person other than the Company with respect to products or services sold or under development by the Company as of the termination of Participant’s employment, or to otherwise cease doing business with the Company.

Notwithstanding the foregoing, Participant shall not be prohibited from soliciting any Person for the purpose of selling such Person products or services wholly unrelated to the Business so long as such Participant complies in all respects with Sections 7.3, 7.5 and 7.6 of this Agreement.

Section 7.6 Non-Compete and Investment Opportunities.

(a) During the period commencing on the date Participant became employed by the Company and ending eighteen (18) months following the later of (i) the termination of Participant’s employment or engagement with the Company or (ii) the date on which Participant ceases to hold equity in the Company or any of its Subsidiaries, Participant shall not, directly or indirectly, alone or in combination with any other individual or entity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in, in any role that requires performance of any of the same or similar functions, duties or business activities that Participant performed for on behalf of the Company (including in an executive, managerial, strategic, or sales role), any individual or entity (other than the Company) that engages in the Business in any state, province, municipality, or other applicable locale (x) in the United States or (y) in any other country in which the Company conducts the Business as of Participant’s termination of employment, and in which Participant provided services or had a material presence or influence on behalf of the Company.

(b) During the period beginning on the date hereof and ending on the date of termination of Participant’s employment by the Company for any reason, if Participant learns of any investment opportunity in a business or any entity engaged directly or indirectly in the Business, Participant shall present such investment opportunity to the Company.

Section 7.7 Equitable Modification; Severability. If any court of competent jurisdiction shall deem any provision in this Article 7 excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that the court shall modify or amend any such provision to render it enforceable to the maximum extent permitted by applicable law. The invalidity of any provision hereof shall not affect the validity, force, or effect of the remaining provisions.

Section 7.8 Remedies. The Company and Participant agree that damages will accrue to the Company by reason of Participant’s failure to observe any of the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Participant waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Participant hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Participant also acknowledges that the remedies afforded the Company pursuant to this Section 7.8 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Participant shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

Section 7.9 Additional Acknowledgements. Participant acknowledges and agrees that (i) Participant has had at least fourteen (14) calendar days to review the restrictive covenants set forth in this Article 7, (ii) Participant has been advised of his right to consult with counsel prior to agreeing to be bound by the restrictive covenants set forth in this Article 7, and (iii) the restrictions set forth in this Article 7 are supported by valid, sufficient, and mutually-agreed-upon consideration (including, without limitation, the Company’s issuance of Restricted Units to Participant).

Article 8

PLEDGES

Section 8.1 Pledges. Participant shall not pledge or otherwise grant a security interest in the Restricted Units without the prior written consent of the Company.

Article 9

ACKNOWLEDGEMENT

Section 9.1 Acknowledgment. Participant hereby acknowledges and agrees that the Restricted Units issued to Participant by the Company pursuant to this Agreement shall be subject to the terms and restrictions under the LLCA.

Article 10

DEFINITIONS

Section 10.1 Definitions. As used in this Agreement, the following terms shall have the corresponding meanings:

“Investor Unit” means any Units issued to Participant by the Company in exchange for cash or other assets contributed by Participant to the Company. Investor Units shall not include any Restricted Units (whether such Restricted Units are Vested Units or Unvested Units).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

Article 11

NOTICES

Section 11.1 Any notices, consents or other communications required or permitted to be sent or given hereunder by either party shall, in every case, be in writing and shall be deemed properly served (a) when delivered, if delivered by hand or by a nationally recognized overnight courier service or (b) when sent by electronic mail during a business day (or on the next business day if sent after 5:00 pm Central Time on such business day or on any non-business day), in each case to the other party at the addresses set forth below:

To the Company:

Sterling Karpos Holdings, LLC

c/o Sterling Capital Partners

167 N. Green St., 4th Floor

Chicago, IL 60607

Attention: Office of General Counsel

Email: aepstein@sterlingpartners.com

With a copy to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention: Steven V. Napolitano, P.C.

Email: steve.napolitano@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street
Houston, Texas 77002
Attention: Jared Whalen

Email: jared.whalen@kirkland.com

To the Participant:

To the address listed on the signature page hereof

or such other address as may hereafter be specified by notice given by either party to the other party. Participant shall promptly notify the Company of any change in his address set forth on the signature page.

Article 12

MISCELLANEOUS

Section 12.1 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate of the Company as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Participant. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 12.1 any right, remedy or claim under or by reason of this Agreement.

Section 12.2 Entire Agreement; Amendments. This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto and their Affiliates, including but not limited to that certain Restricted Units Agreement between Participant and AVI Holdings, L.P., dated as of January 6, 2014 This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

Section 12.3 Interpretation. Section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.4 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.6 Tax Matters. Participant acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and Participant has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

Section 12.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

Section 12.8 Jurisdiction; Governing Law; Waiver of Jury Trial.

(a) EXCEPT AS SET FORTH IN SUBPART (b) BELOW, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THOSE SPECIFIED IN THIS SECTION 12.8(a). EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON-CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 12.8(a), AND STIPULATES THAT THE FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 12.8(a) IN THE MANNER SET FORTH IN ARTICLE 11 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RENDERED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.

(b) Notwithstanding the foregoing, an action brought by the Company to enforce Article 7 of this Agreement may be brought in any court that has personal jurisdiction over Participant. Participant hereby submits to the personal jurisdiction of such courts and waives any objection Participant may now or hereafter have to venue or that such courts are inconvenient forums.

(c) THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 12.8(c) CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Section 12.9 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The section and caption headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 12.10 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

Section 12.11 Termination. This Agreement shall survive Participant’s separation from the Company and shall remain in full force and effect after such separation from the Company.

Section 12.12 LLCA and Plan. The parties expressly acknowledge and agree that certain provisions of the LLCA and the Plan are incorporated herein by reference, or by their terms otherwise apply hereto, and further agree that such provisions shall be given full effect in interpreting and enforcing this Agreement. In the event of any inconsistency between this Agreement and either or both of the LLCA and/or the Plan, this Agreement shall control; provided that, except as specifically provided in Section 1.4 above, under no circumstances shall any term, condition or provision in this Agreement control, change or act to amend or modify the distribution sections of the LLCA, as may be amended from time to time only by a written agreement specifically addressing those particular sections.

Section 12.13 Delivery by Facsimile or PDF. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including email of a PDF signature), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission (including email of a PDF signature) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission (including email of a PDF signature) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Remainder of page intentionally left blank.
Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Unit Agreement on the date first written above.

STERLING KARPOS HOLDINGS, LLC

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Its:	President

PARTICIPANT:

/s/ Eric Israel
Eric Israel

Address:

Email:

EXHIBIT A

KEYPATH EDUCATION HOLDINGS, LLC

MEMBER SIGNATURE PAGE

(For Individuals)

The undersigned Partner hereby executes the Amended and Restated Limited Liability Company Agreement of Sterling Karpos Holdings, LLC, dated as of September 10, 2024, and hereby authorizes this signature page to be attached to a counterpart of such document executed by the other Members thereto.

Dated as of ____, 2024	/s/ Eric Israel
	Name:	Eric Israel

SS#:

A-1

EXHIBIT B

Election to Include in Taxable Income in Year of Transfer Pursuant to

Section 83(b) of the Internal Revenue Code

The undersigned was issued 170.00255 Class A-2 Common Units (the “Class A Units”) in Sterling Karpos Holdings, LLC, a Delaware limited liability company that is treated as a partnership for U.S. federal income tax purposes (the “Partnership”), in exchange for previously owned shares of Common Stock (the “Original Property”) in Keypath Education International, Inc., a Delaware corporation (the “Corporation”).

The undersigned desires to make an election to have the acquisition of the Class A Units taxed under the provisions of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time the undersigned acquires the Class A Units. Accordingly, pursuant to Section 83(b) of the Code and Treasury Regulation Section 1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Class A Units, to report as taxable income for the calendar year 2024 the excess (if any) of the value of the Class A Units at the time of transfer over the amount paid for the Class A Units. Consistent with Revenue Ruling 2007-49, the amount paid for the Class A Units under Section 83 of the Code is the fair market value of the Original Property.

1.	The name, address and social security number of the undersigned (the “Taxpayer”) are:

Name: Eric Israel

Address: ________________________________________

               ________________________________________

Social Security Number: ___________________________

2.	The property that is the subject of this election is the Class A Units.

3.	The date on which the exchange of Original Property for the Class A Units occurred is September 10, 2024.

4.	The taxable year to which this election relates is calendar year 2024.

5.	Nature of the restrictions to which the property is subject: The Class A Units are subject to repurchase at a price other than fair market value in the event certain employment conditions are not satisfied.

6.	The fair market value (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulation Section 1.83-3(h)) of the Class A Units at the time of the exchange was $170,002.55.

7.	The amount paid by the Taxpayer for the Class A Units was $170,002.55 (i.e. the fair market value of the Original Property at the time of the exchange, consistent with Revenue Ruling 2007-49).

8.	The amount to include in gross income is $0.00.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Class A Units. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the Class A Units were transferred.

Dated: September ____, 2024

Eric Israel

B-1

EXHIBIT C

ELECTION TO INCLUDE PARTNERSHIP
INTEREST IN GROSS INCOME PURSUANT TO
SECTION 83(b) OF THE INTERNAL REVENUE CODE

On September 10, 2024, the undersigned acquired 516.81344 Class B Units (the “Units”) in Sterling Karpos Holdings, LLC, a Delaware limited liability company (the “Company”). The Units are subject to certain restrictions set forth in that certain Restricted Unit Agreement by and between the undersigned and the Company, dated as of September 10, 2024 (the “Restricted Unit Agreement”), the 2024 Equity Incentive Plan of the Company and that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 10, 2024 (the “LLCA”).

Pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Company Interest, to report as taxable income for the calendar year 2024 the excess (if any) of the value of the Company Interest on September 10, 2024 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1. The name, address and social security number of the undersigned:

Eric Israel

__________________________________

__________________________________

SSN: _____________________________

2. A description of the property with respect to which the election is being made: 516.81344 Class B Units of the Company.

3. The date on which the Company Interest was transferred: September 10, 2024.

4. The taxable year for which such election is made: 2024.

5. The restrictions to which the property is subject: The Class B Units are subject to repurchase and transfer restrictions under the Restricted Unit Agreement and the LLCA.

6. The fair market value on September 10, 2024 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0 per Class B Unit.

7. The amount paid for such property: $0 per Class B Unit.

A copy of this election is being furnished to the Company pursuant to Treasury Regulation § 1.83-2(e)(7).

Dated: September ____, 2024

Eric Israel

C-1

EXHIBIT D

Prior Inventions

NONE

D-1